UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    January 8, 2010

Joe’s Jeans Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18926	11-2928178
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2340 S. Eastern Ave, Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    323-837-3700

5901 S. Eastern Ave, Commerce, California, 90040

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement with Dependable Distribution Centers

On January 8, 2010, Joe’s Jeans Inc. (the “Company”) entered into an agreement with Dependable Distributions Centers (“DDC”) to provide warehouse storage and fulfillment services and corporate office space to the Company on a month to month basis.  Under the terms of the agreement with DDC, the Company will pay on a per square foot basis for office and warehouse space along with an hourly billing rate for labor associated with the services provided by DDC.  The agreement may be cancelled by either party upon 30 days’ written notice or if no storage or other services are performed for a period of 180 days.  The agreement contains other customary terms and conditions related to the handling and storage of products, as well as the provision of services under the agreement.  Prior to entering into this agreement, there was no material relationship between the Company and DDC.

Purchase Agreement with 405 Mateo Real Estate LLC

On January 11, 2010, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with 405 Mateo Real Estate, LLC (the “Seller”).  Under the terms of the Agreement, the Company will purchase from the Seller a facility consisting of approximately 83,000 square feet located in downtown Los Angeles and all related leases and contracts (the “Property”) for a purchase price of $6,750,000.00, subject to certain pro-rations and adjustments.  The Company intends to use the Property as its new corporate headquarters and distribution center.

Concurrently with the execution of the Agreement, the Company placed a deposit of $500,000 (the “Deposit”) in an escrow account for a 45-day period (the “Feasibility Period”) while the Company reviews the leases and other written agreements which affect the Property or its operation, environmental reports, title commitment, title survey, tax bills and other due diligence documents relating to the Property and the Seller satisfies various closing conditions specified in the Agreement.  During the Feasibility Period, the Company may, in its sole discretion, elect by written notice to the Seller to terminate the Agreement for any reason or no reason.  Upon such termination, the Company will be entitled to a refund of the Deposit, together with any interest thereon, if any.  Should the Company not provide a termination notice during the Feasibility Period, the balance of the purchase price, net of the Deposit, will be payable to the Seller at the closing of the transaction.  The expected closing date is on or about March 29, 2010.  The closing of the transaction is subject to customary closing conditions and deliveries.

Prior to the execution of the Agreement, there were no material relationships between the Company or any of its affiliates and the Seller.

ITEM 1.02             Termination of a Material Definitive Agreement

Effective January 8, 2010, the Company terminated both its warehouse storage and fulfillment services agreement (the “Services Agreement”) and its verbal lease for office space (the “Lease”) with Pixior LLC (“Pixior”).  The Services Agreement provided for warehouse storage and fulfillment services to be provided at a fixed rate per month and the Lease provided for rent to be paid at a fixed rate per month.  The Company terminated the agreement in connection with entering into the warehouse storage and fulfillment agreement as described above with DDC.

Pursuant to a settlement agreement entered into among the Company, Joe Dahan, Marc Crossman, Pixior and Yassine Amallal, the Services Agreement was terminated effective January 8, 2010, the Lease was terminated effective upon completion of the move, the parties released all claims or causes of action that they may have against each other, their employees and officers and the Company paid to Pixior a payment of $329,000, subject to adjustment after completion of the final inventory report and move.

ITEM 8.01             Other Events

On January 8, 2010, as described above, the Company signed an agreement to relocate its corporate headquarters to 2340 S. Eastern Avenue, Commerce, California 90040.  The Company completed the relocation on or about January 11, 2010.  The Company is temporarily moving its corporate headquarters while it completes the purchase and build out of the new corporate office, warehouse and distribution space.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joe’s Jeans Inc.

January 14, 2010	By:	/s/ Marc Crossman
Name: Marc Crossman
Title: President & CEO